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                  PROGRESSIVE BANK, INC.
               1997 EMPLOYEE STOCK OPTION PLAN


     1. PURPOSE OF THE PLAN.

     The purpose of this Plan is to advance the interests of the Company through providing select Employees of the Bank, the Company, and their Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentives to Employees of the Company or any Affiliate to promote the success of the Company.

     2.  DEFINITIONS.

  As used herein, the following definitions shall apply.

         (a) "Account" shall mean a bookkeeping account maintained by the Company in the name of a Participant who has received an Award of Phantom Stock.

         (b) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

         (c) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

         (d)  "Awards" shall mean, collectively, Options, SARs,
Phantom Stock, and Restricted Stock unless the context clearly indicates a different meaning.

         (e)  "Bank" shall mean Pawling Savings Bank.

         (f) "Board" shall mean the Board of Directors of the Company.

         (g) "Change in Control" shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Bank or the Company, (ii) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors,
(iii) the acquisition of a controlling influence over the management or policies of the Bank or of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or of the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, the Company's ownership of the Bank shall not of itself constitute a Change in Control for purposes of the Agreement. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

          (h)  "Code" shall mean the Internal Revenue Code of
1986, as amended.

          (i) "Committee" shall mean either the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof, or the Board itself (which may act, at any time and from time to time, in lieu of the Stock Option Committee).

          (j) "Common Stock" shall mean the common stock of the Company.

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          (k)  "Company" shall mean Progressive Bank, Inc.

          (l) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company, in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.

          (m) "Director" shall mean any member of the Board and any member of the board of directors of any Affiliate.

          (n) "Disability" shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a Participant from fulfilling his or her duties or responsibilities to the Company or an Affiliate.

          (o) "Effective Date" shall mean the date specified in Paragraph 16 hereof.

          (p) Employee" shall mean any person employed by the Company, the Bank, or an Affiliate.

          (q)  "Exercise Price" shall mean the price per Optioned
Share at which an Option or SAR may be exercised.

          (r)  "ISO" shall mean an option to purchase Common
Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

          (s) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

          (t) "Non-Employee Director" shall have the meaning provided in Rule 16b-3.

          (u) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

          (v)  "Option" means an ISO and/or a Non-ISO.

          (w) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

          (x) "Participant" shall mean any person who receives an Award pursuant to the Plan.

          (y) "Phantom Stock" shall mean an award pursuant to Paragraph 10 hereof.

          (z)  "Plan" shall mean the Progressive Bank, Inc. 1997
Employee Stock Option Plan.

          (aa) "Restricted Stock" means Common Stock which is subject to restrictions against transfer and forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 11.

          (bb)  "Rule 16b-3" shall mean Rule 16b-3 of the General
Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (cc)  "Share" shall mean one share of Common Stock.

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          (dd)  "SAR" (or "Stock Appreciation Right") means a
right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common
Stock.

          (ee) "Year of Service" shall mean a full twelve-month period, measured from the date of an Award and each annual anniversary of that date, during which a Participant has not terminated Continuous Service for any reason.

     3.  TERM OF THE PLAN AND AWARDS.

          (a) Term of the Plan. The Plan shall continue in effect for a term of ten (10) years from the Effective Date, unless sooner terminated pursuant to Paragraph 18 hereof. No Award shall be granted under the Plan after ten (10) years from the Effective Date.

          (b) Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed ten years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

     4.  SHARES SUBJECT TO THE PLAN.

          (a) General Rule. Except as otherwise required under Paragraph 13, the aggregate number of Shares deliverable pursuant to Awards shall not exceed 375,000 Shares. Such Shares may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Company. If an Award should expire, become unexercisable, be forfeited, or be cancelled for any reason without having resulted in the issuance of Shares, the Shares subject to the Award shall, unless the Plan has been terminated, become available for the grant of additional Awards under the Plan.

          (b) Special Rule for SARs. The number of Shares with respect to which an SAR is granted, but not the number of Shares which the Company delivers or could deliver to an Employee or individual upon exercise of an SAR, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. The Shares involved in an Option as to which option rights have terminated by reason of the exercise of a related SAR, as provided in Paragraph 9 hereof, shall not be available for the grant of further Options under the Plan.

     5. ADMINISTRATION OF THE PLAN.

          (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than two (2) members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board.

          (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority
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of the members present at any meeting at which a quorum is
present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

          (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement.
The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option or SAR, (ii) the number of Shares subject to the Award, and its expiration date, (iii) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

          (d)  Effect of the Committee's Decisions.  All deci-

sions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

          (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

     6.  GRANTING OF AWARDS.

          (a)  General Rule.   Key Employees of the Company, the
Bank, or an Affiliate shall be eligible to receive discretionary Awards. In selecting those key Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible key Employees, the value of their services to the Company and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the foregoing, the Committee shall automatically make the Awards specified in Paragraphs 6(b), 6(d), and 6(e).

          (b) Automatic Grants to Employees. On the Effective Date, each of the Employees listed in Exhibit "A" hereof shall receive an Option (in the form of an ISO, to the extent permissible under the Code) to purchase the number of Shares listed in Exhibit "A" at an Exercise Price per Share equal to the Market Value of a Share on the Effective Date; provided that such grant shall not be made to an Employee whose Continuous Service terminates on or before the Effective Date. Each of the Options granted hereunder (i) shall vest in accordance with the general rule set forth in Paragraph 8(a) of the Plan, (ii) shall have a term of ten (10) years from the Effective Date, and (iii) shall be subject to the general rule set forth in Paragraph 8(c) with respect to the effect of a Participant's termination of Continuous Service on the Participant's right to exercise his Options.

          (c)  Special Rules for ISOs.  The aggregate Market
Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an
Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the
Company or any present or future Affiliate of the Company) shall not exceed $100,000.  Notwithstanding the foregoing, the
Committee may grant Options in excess of the foregoing
limitations, in which case Options granted in excess of such limitation shall be Non-ISOs.
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         (d)          Discounted Non-ISOs.  Notwithstanding any provision
of this Plan to the contrary, the Committee may, at the election of an Employee selected by the Committee, grant Non-ISOs to such Employee in lieu of cash compensation otherwise payable by the Company or an Affiliate. An Employee's election pursuant to this Paragraph 6(d) shall be made prior to the calendar year for which such election will be deemed effective, and in accordance with regulations prescribed by the Committee. Elections shall be approved or disapproved in the discretion of the Committee and in accordance with the terms of the Plan. Changes to a Participant's election pursuant to this Paragraph 6(d) shall be prospective only. Pursuant to an election accepted and approved by the Committee, a Participant may elect to forgo the receipt of cash compensation otherwise expected from the Company or the Bank and instead receive, as of the last day of the calendar year, Non-ISOs with an aggregate difference between the Market Value of the underlying Shares and the Exercise Price (determined as of the first day of the calendar year) equal to the amount of cash compensation foregone by the Participant pursuant to an election covering the calendar year. Such Non-ISOs will be at all times fully exercisable following their date of grant, and shall otherwise be subject to the terms of the underlying Agreement and this Plan. In no event however, may a Non-ISO be granted pursuant to this Paragraph 6(d) either (i) with an Exercise Price which is less than 50% of the Market Value of the underlying
Shares on the date of grant, or (ii) with respect to more than 10,000 Shares per calendar year for all Employees, who shall receive cash reimbursement of their deferrals (done on a pro rata basis) to the extent this limitation caps the Options awarded hereunder.

     A Participant's interest in receiving Non-ISOs pursuant to this Paragraph 6(d) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and the Company shall not be obligated to make any Awards to persons other than as specifically provided in the Plan. A Participant shall not have a secured claim against the assets of the Company, and such Participant shall rely solely on the unsecured promise of the Company for the payment of any compensation deferred through an election to receive a Non-ISO pursuant to the Plan. Nothing herein shall be construed to give any person any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by them or in which it may have any right, title or interest now or in the future; but such persons shall have the right to enforce his or her claim against the Company in the same manner as any unsecured creditor.

         (e) Reload of Options. The Committee may provide in the grant of an Option that the Participant will receive a new Option for Shares that are purchased upon the exercise of an Option, upon the terms determined by the Committee in its discretion, provided that grants of reload Options shall be made only to the extent there are still Shares remaining from total number of Shares authorized under paragraph 4(a) (on the day in which the Shares authorized under the Plan in paragraph 4(a) are fully depleted, any Participants exercising Options and determined to be entitled to a grant of reload Options will have their reload Options reduced pro rata among those Participants exercising on that day), provided that the Participant is employed when the initial Option is exercised. The Exercise Price for the "reload" Option would be the Market Value of the underlying Shares on the grant date of the reload Option. The exercise of a reload Option would not trigger another Option grant.

          (f)  Special Rule for Phantom Stock.  A Phantom Stock
Award shall be invalid ab initio if the recipient is an Employee who is not one of a "select group of management or highly compensated employees" within the meaning of the Employee
Retirement Income Security Act, as amended.

     7.  EXERCISE PRICE FOR OPTIONS.

          (a)  Limits on Committee Discretion.  The Exercise
Price as to any particular Option shall not be less than 50% of the Market Value of the Optioned Shares on the date of grant. In the case of an Employee who owns Shares representing more than 10% of the Company's outstanding Shares of Common Stock at the
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time an ISO is granted, the Exercise Price shall not be less than
110% of the Market Value of the Optioned Shares at the time the ISO is granted.

          (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the NASDAQ National Market System) on the date in question, then the Market Value per Share shall be the closing sale price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the mean between the closing bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a closing bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

     8.  EXERCISE OF OPTIONS.

          (a) Generally. The Committee shall specify in each Agreement the period of years over which the underlying Option
shall become exercisable.   Notwithstanding the foregoing, an
Option shall become fully (100%) exercisable immediately upon termination of the Participant's Continuous Service due to Disability, death, or retirement, or upon a Change in Control.

          (b) Procedure for Exercise. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Corporate Secretary of the Company at its executive offices. If a Participant elects to pay for Optioned Shares by delivering Shares of Common Stock already owned, such Shares shall be valued at their Market Value on the business day immediately prior to exercise of the Option. In addition, a Participant may also elect to pay all or part of the Exercise Price of the Optioned Shares by having the Company withhold from the Optioned Shares a number of Shares having a Market Value, as of the day immediately prior to the date of exercise, equal to the Exercise Price being paid through such withholding. An Option may not be exercised for a fractional Share.

          (c) Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, an Option may be exercised by a Participant only while he has maintained Continuous Service from the date of the grant of the Option, or within one year after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Participant's Continuous Service terminates by reason of --

               (1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Bank and/or the Company (and, in the absence of any such agreement, shall mean termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant's rights to exercise such Option shall expire on the date of such termination; or

               (2)  death, then to the extent that the
Participant would have been entitled to exercise the Option immediately prior to his death, such Option of the deceased Participant may be exercised within two years from the date of his death (but not later than the date on which the Option would
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otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution.

          (d)  Effect of the Committee's Decisions.  The
Committee's determination whether a Participant's Continuous
Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

          (e)  Mandatory Six-Month Holding Period.
Notwithstanding any other provision of this Plan to the contrary, common stock of the Company that is purchased upon exercise of an Option or SAR may not be sold within the six-month period following the grant of that Option or SAR.

     9.  SARS (STOCK APPRECIATION RIGHTS)

          (a) Granting of SARs. In its sole discretion, the Committee may from time to time grant SARs either in conjunction with, or independently of, any Options granted under the Plan. An SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of Shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, an SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. An SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

               (1)  The SAR will expire no later than the ISO;

               (2)  The SAR may be for no more than the
difference between the Exercise Price of the ISO and the Market
Value of the Shares subject to the ISO at the time the SAR is exercised;

               (3) The SAR is transferable only when the ISO is transferable, and under the same conditions;

               (4) The SAR may be exercised only when the ISO may be exercised; and

               (5)  The SAR may be exercised only when the Market
Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

          (b) Exercise Price. The Exercise Price as to any particular SAR shall not be less than the Market Value of the Optioned Shares on the date of grant.

          (c)  Exercise of SARs.  The provisions of Paragraph
8(c) regarding the period of exercisability of Options are incorporated by reference herein, and shall determine the period of exercisability of SARs. An SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that an SAR may not be exercised for a fractional Share. Upon exercise of an SAR, the Participant shall be entitled to receive, without payment to the Company except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the then aggregate
Market Value of the number of Optioned Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Optioned Shares. This amount shall be payable by the Company, in the discretion of the Committee, in cash or in Shares valued at the then Market Value thereof, or any combination thereof.
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          (d)  Timing of Exercise.  Any election by a Participant
to exercise SARs shall be made during the period beginning on the 3rd business day following the release for publication of quarterly or annual financial information and ending on the 12th business day following such date. This condition shall be deemed to be satisfied when the specified financial data is first made publicly available. In no event, however, may an SAR be exercised within the six-month period following the date of its grant.
          (e) Procedure for Exercising SARs. To the extent not inconsistent herewith, the provisions of Paragraph 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

     10.  PHANTOM STOCK AWARDS.

     Any Phantom Stock Awards that the Committee may grant shall be subject to the following terms and conditions, and to such other terms and conditions as are either applicable generally to Awards, or are prescribed by the Committee in an Agreement with the Participant.

          (a)  Awards Generally.  With respect to each Phantom
Stock Award, the Company shall establish an Account in the Participant's name, and shall credit that Account with the number of Shares specified in the Agreement effecting the Award.

          (b) Vesting Restrictions. At any time, the Committee may at its discretion impose a restriction period for the Phantom Stock (the "Restriction Period"). The Restriction Period may differ among Participants and may have different expiration dates with respect to Shares covered by the Award. The Committee shall determine the restrictions applicable to the award of Phantom Stock, including, but not limited to, requirements of Continuous Service for a specified term, or the attainment of specific corporate, divisional or individual performance standards or goals, which restrictions may differ with respect to each Participant. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period, and may provide for early termination of any Restriction Period in the event of satisfaction of the specified restrictions prior to expiration of the Restricted Period.

          (c) Acceleration of Vesting. Phantom Stock shall vest automatically in the Participant in the event of his death, Disability, or retirement prior to the expiration of the Restriction Period or the satisfaction of the restrictions applicable to an award of Phantom Stock. Notwithstanding the Restriction Period and the restrictions imposed on the Phantom Stock, as set forth in any Agreement, the Committee may shorten the Restriction Period or waive any restrictions, if the Committee concludes that it is in the best interests of the Company to do so.

          (d) Payment of Awards. As soon as practicable after termination of a Participant's Continuous Service, the Participant shall receive the vested portion of his Account. The Company shall make such payment in cash, and in a lump sum unless the Participant has elected, more than six months before first becoming vested in any portion of the Phantom Stock Award, to receive all or part of his vested Account -- (i) in unrestricted whole Shares, with cash paid in lieu of fractional shares, and/or
(ii) in substantially equal annual installments over a period of up to five years, beginning with the year in which the Participant's Continuous Service ends.

          (e) Forfeiture of Stock. Each Agreement shall provide for forfeiture of any Phantom Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

     11.  RESTRICTED STOCK AWARDS.

     Any Share of Restricted Stock which the Committee may grant shall be subject to the following terms and conditions, and to such other terms and conditions as are either applicable generally to Awards, or prescribed by the Committee in an Agreement with the Participant.
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          (a)  Vesting Restrictions.  At any time, the Committee
may at its discretion impose a Restriction Period for the Restricted Stock. The Restriction Period may differ among Participants and may have different expiration dates with respect to portions of shares of Restricted Stock covered by the same award. The Committee shall determine the restrictions applicable to the award of Restricted Stock, including, but not limited to, requirements of Continuous Service for a specified term, or the attainment of specific corporate, divisional or individual performance standards or goals, which restrictions may differ with respect to each Participant. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period, and may provide for early termination of any Restriction Period in the event of satisfaction of the specified restrictions prior to expiration of the Restricted Period.

          (b) Accelerated Vesting. The Committee shall set forth in the Agreement the percentage of the award of Restricted Stock which shall vest in the Participant in the event of death, Disability, or retirement prior to the expiration of the Restriction Period or the satisfaction of the restrictions applicable to an award of Restricted Stock. Notwithstanding the Restriction Period and the restrictions imposed on the Restricted Stock, as set forth in any Agreement, the Committee may shorten the Restriction Period or waive any restrictions, if the Committee concludes that it is in the best interests of the Company to do so.

          (c) Ownership; Voting. Stock certificates shall be issued in respect of Restricted Stock awarded hereunder and shall be registered in the name of the Participant, whereupon the Participant shall become a stockholder of the Company with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Shares and the right to vote such Shares. Said stock certificates shall be deposited with the Company or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture:

              "The transferability of this certificate and the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the 1997 Stock Option Plan of Progressive Bank, Inc., and an agreement entered into between the registered owner and Progressive Bank, Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary of Progressive Bank, Inc., 1301 Route 52, P.O. Box 7000, Fishkill, New York 12524-7000"

          (d) Lapse of Restrictions. At the expiration of the Restricted Period applicable to the Restricted Stock, the Company shall deliver to the Participant, or the legal representative of the Participant's estate, or if the personal representative of the Participant's estate shall have assigned the estate's interest in the Restricted Stock, to the person or persons to whom his rights under such Stock shall have passed by assignment pursuant to his will or to the laws of descent and distribution, the stock certificates deposited with it or its designee and as to which the Restricted Period has expired and the requirements of the restrictions have been met. If a legend has been placed on such certificates, the Company shall cause such certificates to be reissued without the legend.

          (e) Forfeiture of Restricted Stock. The Agreement shall provide for forfeiture of any Restricted Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

     12.  CHANGE OF CONTROL.

     The terms of any Award which provide for its exercise or vesting in installments shall immediately and permanently lapse on the date of a Change in Control. Consequently, all Options, SARs, Phantom Stock Awards, and Restricted Stock Awards shall
                            9
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become immediately exercisable and fully vested on the date of the Change in Control. With respect to Options and SARs, at the time of a Change in Control, the Participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the Market Value of the Common Stock subject to such Option over the Exercise Price of such Shares, in exchange for the cancellation of such Options or SARs by the Participant.

     13.  EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

          (a) Recapitalizations; Stock Splits, Etc. The number and kind of Shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards, and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

          (b) Transactions in which the Company is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the Exercise Prices thereof, shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

          (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b)(1) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

          (d) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

          (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of Shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

     14.  NON-TRANSFERABILITY OF AWARDS.

     Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Awards may transfer such Awards (but not ISOs) to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Awards so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Awards pursuant to this Paragraph 14. Awards which are transferred pursuant to this Paragraph 14 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.
                            10
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     15.  TIME OF GRANTING AWARDS.

     The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determina-

tion of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

     16.  EFFECTIVE DATE.

     The Plan became effective on February 11, 1997, subject to approval of the Plan by a favorable vote of stockholders owning at least a majority of the total votes cast at a duly called meeting of the Company's stockholders held in accordance with applicable laws. Any Awards made prior to approval of the Plan by the stockholders of the Company shall be contingent on such approval.

     17.  MODIFICATION OF AWARDS.

     At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

     18.  AMENDMENT AND TERMINATION OF THE PLAN.

     The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

     19.  CONDITIONS UPON ISSUANCE OF SHARES.

          (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

          (b) Special Circumstances. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option or SAR, the Company may require the person exercising the Option or SAR to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

          (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

     20. RESERVATION OF SHARES.

     The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the
requirements of the Plan.
                           11
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     21.  WITHHOLDING TAX.

     The Company's obligation to deliver cash or Shares upon vesting of Phantom Stock, Shares upon vesting of Restricted Stock, or upon exercise of Options and/or SARs shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. Each Participant may satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of the Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

     22.  NO EMPLOYMENT OR OTHER RIGHTS.

     In no event shall an Employee's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations. Except to the extent provided in Paragraph 6(b), no Employee shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

     23.  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

     24.  GOVERNING LAW

  The Plan shall be governed by and construed in accordance
with the laws of the State of New York, except to the extent that federal law shall be deemed to apply.
                           12
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                                                      Exhibit A

                PROGRESSIVE BANK, INC.
           1997 EMPLOYEE STOCK OPTION PLAN


                   OPTION GRANTS


Level I               Peter Van Kleeck               15,000

Level II              Robert Gabrielsen               7,500
                      John Eickman                    3,000

Level III             William Charlebois              1,500
                      Christopher Dannen              2,000
                      Robert Apple                    1,500
                      Kurt Steiger                      500
                      Michael Naughton                2,000
                      Timothy Every                   1,250
                      Robert Ward                     1,875
                      Daniel Driscoll                 1,750
                      Rosemary Hyland                   500
                      Wayne Zanetti                   1,875